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PHI (Parent Company) BALANCE SHEETS (Dollars in Millions)
	As of December 31,
	2004	2003
ASSETS

Current Assets
Cash and cash equivalents	$ 95.5	$ 3.5
Prepaid and other	28.3	28.2
	123.8	101.7

Investments and Other Assets
Notes receivable from subsidiary companies	1,088.0	994.8
Investment in consolidated companies	4,236.9	4,089.2
Other	54.2	52.4
	5,379.1	5,136.4

Property, Plant and Equipment
Property, plant, and equipment	13.7	13.7
Accumulated depreciation	(11.6)	(7.8)
Net plant in service	2.1	5.9

Total Assets	$ 5,505.0	$ 5,244.0

CAPITALIZATION AND LIABILITIES

Current Liabilities
Short-term debt	$ 128.6	$ 200.0
Accounts payable	4.2	1.8
Interest and taxes accrued	7.1	40.1
	139.9	241.9

Long-term Debt	1,998.8	1,998.8

Capitalization
Common stock, $.01 par value; shares authorized:	1.9	1.7
400,000,000 ; shares issued: 188,327,510 and
171,769,448, respectively
Premium on stock and other capital contributions	2,566.2	2,246.6
Accumulated other comprehensive loss	(52.0)	(22.7)
Capital stock expense	(13.5)	(3.3)
Retained earnings	863.7	781.0
Total common stockholder's equity	3,366.3	3,003.3

Total Capitalization and Liabilities	$ 5,505.0	$ 5,244.0